Exhibit 16.1

July 21, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs:

We have read Whitestone REIT’s statements included under Item 4.01 of its Form 8-K dated July 21, 2025, and are in agreement with the statements contained therein concerning our firm in response to Item 304(a) of Regulation S-K.

Sincerely,

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Pannell Kerr Forster of Texas, P.C.

Houston, Texas